EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of iShares Inc. – MCSI Netherlands Investable Market Index Fund is being filed on behalf of each of us.

July 11, 2011

Psagot Investment House Ltd. /s/ Eli Bavly By: Eli Bavly Title: Vice President

Psagot Provident Funds and Pension Ltd. /s/ Shlomi Bracha By: Shlomi Bracha Title: Vice President – Investments